[Swank Energy Income Advisors, LP Letterhead]

August 3, 2010

Board of Trustees
Cushing MLP Funds Trust
3300 Oak Lawn Avenue, Suite 650
Dallas, Texas 75219

Re:  Initial Seed Capital Subscription Agreement

To the Board of Trustees:

In order to provide Cushing MLP Funds Trust (the “Trust”) with initial capital so as to enable the public offering of shares of the Trust, Swank Energy Income Advisors, LP (the “Investment Adviser”) hereby subscribes to purchase from the Trust 5,000 Class I Shares of The Cushing MLP Premier Fund (the “Shares”) at net asset value of $20.00 per Share for a total of $100,000.

The Investment Adviser represents and warrants that such purchase of Shares is being made for investment purposes and not with a view towards the distribution thereof; and without any present intention of selling such Shares.

Very truly yours,

SWANK ENERGY INCOME ADVISORS, LP

By:	/s/ Jerry V. Swank
Jerry V. Swank
Managing Partner

Accepted:

CUSHING MLP FUNDS TRUST

By:	/s/ Daniel L. Spears
Daniel L. Spears
Executive Vice President and Secretary

August 3, 2010